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Exhibit 99.5

CARPENTER TECHNOLOGY CORPORATION

6.625% Senior Notes due 2013

Exchange Offer

TO OUR CLIENTS:

        Enclosed for your consideration are a Prospectus, dated                            , 2003 (the "Prospectus"), and a Letter of Transmittal (the "Letter of Transmittal"), relating to the offer by Carpenter Technology Corporation (the "Company") to exchange (the "Exchange Offer") its registered 6.625% Senior Notes due 2013 (the "New Notes") for its outstanding 6.625% Senior Notes due 2013 (the "Outstanding Senior Notes").

        As described in the accompanying Prospectus, pursuant to the registration rights agreement dated May 22, 2003, between the Company and the initial purchaser named therein, the Company is offering to exchange New Notes, which have been registered under the Securities Act of 1933, as amended, and are otherwise identical to the Outstanding Senior Notes, for a like principal amount of the Outstanding Senior Notes.

        The materials enclosed are being forwarded to you as the beneficial owner of Outstanding Senior Notes carried by us in your account but not registered in your name. Tenders of Outstanding Senior Notes in the Exchange Offer may only be made by us as the registered holder of the Outstanding Senior Notes and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to tender any of your Outstanding Senior Notes in the Exchange Offer pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and Letter of Transmittal.

        Your instructions to us should be forwarded as promptly as possible to permit us to tender Outstanding Senior Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., Eastern Time, on                , 2003, unless extended by the Company (in either case, the "Expiration Time"). Outstanding Senior Notes tendered in the Exchange Offer may be withdrawn prior to the Expiration Date.

        If you wish to have us, on your behalf, tender any Outstanding Senior Notes in the Exchange Offer, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

        IF WE DO NOT RECEIVE COMPLETE WRITTEN INSTRUCTIONS IN ACCORDANCE WITH THE PROCEDURES OUTLINED IN THE PROSPECTUS, WE WILL NOT TENDER ANY OF YOUR OUTSTANDING SENIOR NOTES IN THE EXCHANGE OFFER.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE EXCHANGE OFFER SHOULD BE DIRECTED TO U.S. BANK TRUST NATIONAL ASSOCIATION, THE EXCHANGE AGENT, AT 1-800-934-6802.

Very truly yours,

INSTRUCTIONS TO HOLDER OF OUTSTANDING SENIOR NOTES

        The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer.

        This will instruct you whether to tender any Outstanding Senior Notes held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal.

        1.    ☐    Please tender all of my Outstanding Senior Notes in the Exchange Offer.

        2.    ☐    Please tender $                        principal amount of my Outstanding Senior Notes in the Exchange Offer.

        3.    ☐    Do Not tender any of my Outstanding Senior Notes in the Exchange Offer.

Signature(s)

Please type or print name(s) below	Date:

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  Exhibit 99.5
CARPENTER TECHNOLOGY CORPORATION 6.625% Senior Notes due 2013 Exchange Offer